EXHIBIT 10.1

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”), is made and entered into as of June 19, 2002 by and between WORONOCO SAVINGS BANK (the “Bank”), a Massachusetts-chartered savings bank, and CORNELIUS D. MAHONEY (the “Executive”), a senior management employee of the Bank.

RECITALS

The Executive is a senior management employee of the Bank, and as such has rendered and is expected to continue to render valuable services to the Bank. The Board of Directors of the Bank desires for the Bank to provide the Executive with supplemental retirement benefits in recognition of such services.

NOW, THEREFORE, the Bank and the Executive hereby mutually agree as follows:

Section 1.    Definitions.

When used herein, the words and phrases below shall have the meanings set forth, unless a different meaning is clearly required by the context. Masculine pronouns include feminine pronouns wherever used and vice versa.

“Beneficiary” means the person, persons or entity designated by the Executive or, as provided in the Plan, to receive any benefits payable under the Section 4 of the Agreement.

“Board of Directors” means the Board of Directors of the Bank.

“Change in Control” means an event of a nature that: (i) would be required to be reported in response to Item 1(a) of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Bank or the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. § 303.4(a) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. § 225.41(b) with respect to the Company, as in effect on the date hereof; or (iii) results in a transaction requiring prior FRB approval under the Bank Holding Company Act of 1956 and the regulations promulgated thereunder by the FRB at 12 C.F.R. § 225.11, as in effect on the date hereof except for the Company’s acquisition of the Bank; or (iv) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or the Company representing 20% or more of the Bank’s or the Company’s outstanding securities except for any securities of the Bank purchased by the Company in connection with the conversion of the Bank to the stock form and any securities purchased by any tax qualified employee benefit plan of the Bank; or (B) individuals who constitute the Board of Directors on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same

Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (B), considered as though he were a member of the Incumbent Board; or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or the Company or similar transaction occurs in which the Bank or Company is not the resulting entity; or (D) solicitations of shareholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company shall be distributed; or (E) a tender offer is made for 20% or more of the voting securities of the Bank or the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Woronoco Bancorp, Inc., a Delaware corporation.

“Disability” means any physical or mental injury or disease of a permanent nature which renders the Executive incapable of meeting the requirements of the employment or service performed by the Executive immediately prior to the commencement of such disability. The determination of whether a Participant is disabled shall be made by the Board of Directors in its sole and absolute discretion.

“Final Average Compensation” means the average of the annual base salary of the Executive for the three (3) full calendar years within the final five (5) full calendar years of his employment which will produce the highest average. For purposes of this definition, the Executive’s base salary shall include any salary reduction amounts which the Executive elects to have contributed with respect to him to a qualified cash or deferred arrangement under Section 401(k) of the Code, to a cafeteria plan under Section 125 of the Code, or to any similar plan or arrangement and such amounts shall be deemed received at the time the Executive would have received them but for the deferral of such amounts.

“Good Reason” means, the Executive’s voluntary termination of employment after the occurrence of one or more of the following (without the Executive’s prior written consent):

(a)  Failure to reappoint the Executive as President and Chief Executive Officer,

(b)  A material change in the Executive’s function, duties, or responsibilities with the Bank or the Company that would cause the Executive’s position(s) to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Section 1 of this Agreement,

(c)  A relocation of the Executive’s principal place of employment by more than 25 miles from its location at the effective date of this Agreement, or

(d)  A material reduction in the benefits and perquisites provided to the Executive from those being provided as of the effective date of this Agreement.

“Just Cause” means termination of employment because of the Executive’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or material breach of any provision of any employment agreement between the Executive and the Bank, the Company or any affiliate of the Company.

“Retirement Date” means the effective date of the Executive’s termination of employment (other than for Just Cause) as an employee of the Bank, the Company or an affiliate of the Company at or after attaining age sixty-five (65).

“Other Retirement Benefits” means (i) the annual annuity equivalent of the non-discretionary contribution made by the Bank to the Woronoco 401(k) Plan beginning in 2001, which contribution shall equal 3% of the Executive’s compensation (as determined under the 401(k) Plan); (ii) the annual pension benefit earned from SBERA through the date of termination, (iii) fifty percent (50%) of the Executive’s Primary Social Security Benefit; and (iv) the annual annuity equivalent of the split-dollar life insurance agreement entered into by the Executive and the Bank in 1995. For purpose of clause (i) the term “annuity equivalent” shall mean the hypothetical account balance the Executive would have accrued at his Retirement Date had the non-discretionary 3% contribution made by the Bank to the 401(k) plan earned a 6% fixed rate of return. For purposes of clause (ii), the annual pension benefit shall be determined in accordance with the Schedule A, as attached to this Agreement. Factors consistent with the requirements of Section 417(e) of the Code shall be used in converting the Executive’s Other Retirement Benefits from a lump sum value to an annuity for purposes of determining the benefit under Section 2(a) of this Agreement.

“Supplemental Benefit” means the benefit payable to the Executive under this Agreement.

“Year of Service” means each twelve (12) month period of the Executive’s employment with the Bank, the Company or any affiliate of the Company, beginning on the Executive’s hire date and determined without regard to hours of service during such period.

Section 2.  Termination of Employment on a Retirement Date.

(a)  Upon the Executive’s termination of employment on a Retirement Date, the Executive shall receive an annual Supplemental Benefit equal to the difference between (i) and (ii), multiplied by (iii), where:

(i)  equals seventy-five percent (75%) of the Executive’s Final Average Compensation;

(ii)  equals the amounts payable annually from the Executive’s Other Retirement Benefits; and

(iii)  equals the Executive’s Years of Service (up to a maximum of 20 years) divided by twenty (20).

(b)  Subject to Section 6 of this Agreement, payment of the Supplemental Benefit shall commence on the first day of the month next following the Executive’s Retirement Date and continue annually from such date for 20 years.

Section 3.  Termination of Employment Prior to a Retirement Date

(a)  Except as provided in this Section 3, in the event of the Executive’s termination of employment prior to a Retirement Date, other than by reason of his death, Disability, Good Reason, or on or after the effective date of a Change in Control, no Supplemental Benefit shall be payable to the Executive.

(b)  In the event of the Executive’s voluntary termination of employment prior to a Retirement Date other than by reason of his death, Disability, Good Reason or on or after the effective date of a Change in Control, if the Executive has attained age 55 as of the effective date of his termination of employment, then the Executive shall receive a Supplemental Benefit determined in accordance with and payable under Section 2 of this Agreement, except that the Supplemental Benefit described in Section 2(a) shall be reduced by six percent (6%) for each full year by which the Executive’s date of termination precedes the Executive’s 62nd birthday.

(c)  In the event of the Executive’s termination of employment prior to a Retirement Date by reason of his death or Disability, the Executive or the Executive’s Beneficiary, as the case may be, shall receive a Supplemental Benefit determined in accordance with and payable under Section 2 of this Agreement, as if his date of termination of employment were his Retirement Date.

(d)  In the event of the Executive’s termination of employment prior to a Retirement Date on or after the effective date of a Change in Control or for Good Reason, the Executive shall receive a Supplemental Benefit determined in accordance with and payable under Section 2 of this Agreement; provided, however, that the Executive’s Years of Service shall equal the years of service the Executive would have earned at age 65 and the Executive’s Final Average Compensation shall be determined by projecting the Executive’s compensation through age 65, assuming an annual increase in compensation of five percent (5%). At the election of the Executive submitted in writing to the Board of Directors not later than ninety (90) days prior to the effective date of the Change in Control, the Executive’s Supplemental Benefit shall be payable (i) as provided in Section 2 of this Agreement, (ii) commencing on a date specified by the Executive, or (iii) in the form of a lump sum distribution as provided in Section 5 of this Agreement.

Section 4.    Death Benefits.

4.1  Beneficiary Designation.    The Executive shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Agreement shall be paid in the event of his death prior to complete distribution of the Supplemental Benefit due him under the Agreement. Any designation of a Beneficiary shall be made in a written instrument filed with the Company and shall be effective only when received in writing by the Company.

4.2  Change of Beneficiary.    Any Beneficiary designation may be changed by the Executive by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

4.3  No Beneficiary Designation.    If the Executive fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Executive, then the Executive’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)  The surviving spouse;

(b)  The Executive’s children, except that if any of the children predecease the Executive but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

(c)  The Executive’s estate.

4.4  Payments Upon Death.    Upon the death of the Executive, the Bank shall pay to the Executive’s

Beneficiary an amount determined as follows:

(a)  If the Executive dies after benefit payments have commenced to him under the Agreement, then the Executive’s Beneficiary shall receive the same payments that would have been made to the Executive had he survived until the last payment due to him was paid. If the Executive dies leaving more than one Beneficiary, the total payments made to the Beneficiaries shall equal, but not exceed, in the aggregate, the payments that would have been made to the Executive had he not died.

(b)  If the Executive dies prior the commencement of benefit payments under this Agreement and the Beneficiary becomes entitled to a benefit under Section 3(c) of this Agreement, then the Executive’s Beneficiary shall receive the payments that would have been made to the Executive had his date of death been his Retirement Date and had he survived until the last payment due to him was paid. If the Executive dies leaving more than one Beneficiary, the total payments made to the Beneficiaries shall equal, but not exceed, in the aggregate, the payments that would have been made to the Executive had he not died.

Section 5.    Optional Forms of Payment.

Notwithstanding any provision of this Agreement to the contrary, the present value of the sum of the Supplemental Benefit and the benefit to a Beneficiary (if any) may, at the request of the Executive and only with the consent of the Board of Directors, or at the request of the surviving Beneficiary and only with the consent of the Board of Directors, be payable in cash in a lump sum within ninety (90) days following the date the benefits otherwise become payable under this Agreement. Such present value shall be the actuarial equivalent of the Supplemental Benefit (if any) determined by reference to reasonable actuarial factors consistent with the requirements of Section 417(e) of the Code. The request for a lump sum distribution must be filed by the Executive with the Board of Directors at least thirty (30) days prior to the scheduled date of a benefit payment. Such consent shall be in writing on a form provided by the Board of Directors.

Section 6.    Termination for Cause.

Notwithstanding any provision of this Agreement to the contrary, no Supplemental Benefit shall be payable hereunder in the event of the Executive’s termination for Just Cause.

Section 7.  Miscellaneous.

(a)  The Supplemental Benefit shall cease to be paid to the Executive (and rights to any benefit to a Beneficiary shall terminate) if the Executive discloses material confidential information or trade secrets concerning the Bank, the Company or any of their subsidiaries without the consent of the Bank or the Company, or if the Executive engages in any activity that is materially damaging to the Bank or the Company. The Board of Directors shall have authority to cease payments under this paragraph (a), and the determination of the Board of Directors shall be final and conclusive. Upon the request of the Executive, the Board of Directors may grant an advance opinion as to whether a proposed activity would violate the provisions of this paragraph (a).

(b)  Nothing in this Agreement shall be construed as giving the Executive the right to be retained in the employ of the Bank or any subsidiary of the Bank at all or for any specified period in any particular position, or any right to any payment whatsoever except to the extent provided for by this Agreement.

(c)  Notwithstanding any other provisions hereof, if any person entitled to receive payments hereunder (the “recipient”) shall be physically or mentally or legally incapable of receiving or acknowledging receipt of such payment, the Bank, upon the receipt of satisfactory evidence that another person or institution is maintaining the recipient and that no guardian or committee has been appointed for the recipient, may cause such payment to be made to such person or institution so maintaining the recipient.

(d)  Nothing in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or shall be construed as creating a trust of any kind, or a fiduciary relationship between the Bank and the Executive or any other person. Any amounts which are or may be set aside hereunder shall continue for all purposes to be a part of the general funds of the Bank, and no person other than the Bank shall, by virtue of the provisions of this Agreement, have any interest in such funds. To the extent that any person acquires a right to receive payments from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

(e)  The benefits payable under this Agreement may not be assigned by the Executive or any other person nor anticipated in any way.

(f)  This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns.

(g)  This Agreement shall be governed by and construed in accordance with the laws of Massachusetts, to the extent not preempted by applicable federal law.

(h)  All notices hereunder shall be in writing and deemed properly given if delivered by hand and receipted or if mailed by registered mail, return receipt requested. Notices to the Bank shall be directed to the Secretary of the Bank. Notices to the Executive shall be directed to his last known address. Notice may not be provided by e-mail.

(i)  This Agreement shall be binding upon the Executive, the Bank and their successors and assigns.

Section 8.    Administration.

(a)  This Agreement shall be administered by the Board of Directors. The Board of Directors shall interpret this Agreement, establish regulations to further the purposes of this Agreement and take any other action necessary to the proper operation of this Agreement. Prior to paying any benefit under this Agreement, the Board of Directors may require the Executive or his Beneficiary to provide such information or material as the Bank, in its sole discretion, shall deem necessary for it to make any determination it may be required to make under this Agreement.

(b)  If for any reason a benefit payable under this Agreement is not paid when due, the Executive or his Beneficiary may file a written claim with the Board of Directors. If the claim is denied or no response is received within forty-five (45) days after the date on which the claim was filed with the Board of Directors (in which case the claim will be deemed to have been denied), the Executive or his Beneficiary may appeal the denial to the Board of Directors within sixty (60) days of receipt of written notification of the denial or the end of the forty-five day period, whichever occurs first. In pursuing an appeal, the Executive or his Beneficiary may request that the Board of Directors review the denial, may review pertinent documents, and may submit issues and documents in writing to the Board of

Directors. A decision on appeal will be made within thirty (30) days after the appeal is made, unless special circumstances require the Board of Directors to extend the period for another thirty (30) days.

(c)  The Board of Directors may appoint one or more persons to act as administrator and delegate its administrative responsibilities to such administrator.

(d)  It is acknowledged by the Bank that the procedures set forth in Section 8(b) are not the exclusive remedy available to the Executive or his beneficiaries in the event of a dispute over the interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Bank by its duly authorized officers and by the Executive as of the day and year first above stated.

Witness:	WORONOCO SAVINGS BANK

/S/ TERRY J. BENNETT	By:	/S/ D. JEFFREY TEMPLETON
Personnel and Compensation Committee— Chairman For the Board of Directors

Witness:

/S/ TERRY J. BENNETT	By:	/S/ CORNELIUS D. MAHONEY
Executive